Exhibit 99.1

News from Xerox

For Immediate Release	Xerox Corporation 45 Glover Avenue P.O. Box 4505 Norwalk, CT 06856-4505 tel +1-203-968-3000

Robert Keegan Elected to Xerox Board of Directors

NORWALK, Conn., Dec. 8, 2010 — Xerox Corporation’s (NYSE: XRX) board of directors today elected to the board Robert J. Keegan, former chairman, president and chief executive officer of The Goodyear Tire and Rubber Company.

“Bob brings to the Xerox board a proven track record of business success. His leadership experience, respected financial and business acumen and global expertise will serve Xerox and our shareholders well, and will complement the strong talent of our board of directors,” said Xerox Chairman and CEO Ursula Burns.

Keegan, 63, served as Goodyear’s president and chief executive officer from January 2003 to April of this year and as chairman from July 2003 to October of this year. Prior to joining Goodyear as chief operating officer in 2000, Keegan was president of the consumer imaging business at Eastman Kodak Co.

Keegan received a bachelor of science degree in mathematics from LeMoyne College in Syracuse, N.Y., and a master of business administration degree in finance from the University of Rochester. He is on the Board of Trustees of the University of Rochester and is a board member of the Autism Family Foundation of Northeast Ohio.

About Xerox

Xerox Corporation is a $22 billion leading global enterprise for business process and document management. Through its broad portfolio of technology and services, Xerox provides the essential back-office support that clears the way for clients to focus on what they do best: their real business. Headquartered in Norwalk, Conn., Xerox provides leading-edge document technology, services, software and genuine Xerox supplies for graphic communication and office printing environments of any size. Through ACS, A Xerox Company, which Xerox acquired in February 2010, Xerox also offers extensive business process outsourcing and IT outsourcing services, including data processing, HR benefits management, finance support, and customer relationship management services for commercial and government organizations worldwide. The 133,000 people of Xerox serve clients in more than 160 countries. For more information, visit http://www.xerox.com, http://news.xerox.com or http://www.acs-inc.com. For investor information, visit http://www.xerox.com/investor.

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Media Contact:

Carl Langsenkamp, Xerox Corporation, 1-585-423-5782,

carl.langsenkamp@xerox.com

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